Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF RONALD L. HAVNER, JR. AS NEW INDEPENDENT DIRECTOR

ARLINGTON, VA (August 7, 2014) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Ronald L. Havner, Jr., Chairman and CEO of Public Storage, has been appointed to AvalonBay’s Board of Directors, effective September 16, 2014.  Mr. Havner will serve as an independent director of the Company.

“Ron has served as CEO of one of the most admired equity REITs, leading it for over a decade of strong revenue growth and value creation,” said Tim Naughton, Chairman of the Board and CEO.  “We look forward to benefiting from his business and investment expertise.”

Mr. Havner was elected Vice Chairman and Chief Executive Officer of Public Storage in 2002 and was elected Chairman of the Board in August 2011. He joined Public Storage in 1986. Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. since March 1998.  He is also the 2014 Chairman of the Board of Governors of NAREIT.

About AvalonBay Communities, Inc.

As of June 30, 2014, the Company owned or held a direct or indirect ownership interest in 275 apartment communities containing 82,348 apartment homes in twelve states and the District of Columbia, of which 32 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com.